Exhibit 19.1
KRYSTAL BIOTECH, INC.

INSIDER TRADING POLICY AND GUIDELINES FOR DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION

This Insider Trading Policy and Guidelines for Disclosure of Material Non-Public Information (the “Insider Trading Policy”) provides guidelines to all personnel, including employees, directors, officers, and consultants of Krystal Biotech, Inc. (including its subsidiaries and affiliates as appropriate, the “Company”), with respect to transactions involving the Company’s securities, as well as the securities of publicly traded companies with whom the Company has a business relationship, and the handling of confidential information about the Company and the companies with which it does business.

For purposes of this Insider Trading Policy, the Company’s securities include common stock, options to purchase common stock, restricted stock, restricted stock units, performance stock units, and other awards under incentive compensation plans and any other securities the Company may issue from time to time, such as preferred stock, warrants, bonds, and convertible securities, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. For purposes of this Insider Trading Policy, references to “trading” and “transactions” includes, among other things: (i) purchases and sales of Company securities; (ii) sales of Company securities obtained through the exercise of employee stock options granted by the Company; and (iii) using Company securities to secure a loan.

I.POLICY

It is the policy of the Company to comply with all insider trading laws and regulations. The Company will not purchase or sell any of its own securities except in accordance with the securities laws.

II.RESPONSIBILITY

Employees, officers, and directors of the Company may create, use, or have access to confidential or material information which is not generally available to the investing public (such information is referred to in this Insider Trading Policy as “material non-public information,” as explained in more detail below). Each individual has an important ethical and legal obligation to maintain the confidentiality of such information and not to engage in any transactions in the Company’s securities while in possession of material non-public information. Each individual and the Company may be subject to severe civil and criminal penalties as a result of unauthorized disclosure of or trading in the Company’s securities while in possession of material non-public information.

The General Counsel, or in his or her absence, the Chief Accounting Officer or, in his or her absence, the Chief Executive Officer, or, in his or her absence, such other person designated by the Company’s Board of Directors (hereinafter, the “Corporate Compliance Officer”) is responsible for the administration of this Insider Trading Policy.

III.GUIDELINES

1.    Prohibitions. Every employee, officer, director, and consultant of the Company is prohibited from: (a) buying or selling the Company’s securities while in possession of material non-public information; (b) communicating such information to others except those who “need to know” based on their doing business with or for the Company; (c) recommending the purchase or sale of the Company’s securities while in the possession of material non-public information; or (d) assisting anyone engaged in any of the above activities. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about the Company, these prohibitions apply. These prohibitions also apply to the unauthorized disclosure or other misuse of, or trading on, any non-public information obtained in the course of work for the Company of other companies (1) with which the Company does business, such as the Company’s distributors, vendors, or suppliers, or (2) involved in a potential transaction or business relationship with the Company.

Engaging in transactions in the Company’s securities or securities of other companies as described above that are otherwise necessary for personal reasons, such as personal financial commitments, is still prohibited if you possess material non-public information. Even the appearance of an improper transaction must be avoided to prevent any potential prosecution of the Company or the individual trader. If you know or suspect that a director, officer, employee, or consultant of the Company has violated this Insider Trading Policy, you are required to contact the Corporate Compliance Officer. You are free to do so on an anonymous basis.

The prohibitions in this Section 1 cover virtually all transactions in the Company’s securities and extend to trades of the Company’s securities in which you have any “beneficial” or other interest, or over which you exercise investment control, including:

•transactions in the Company’s securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;

•transactions in the Company’s securities for which you act as trustee, executor, or custodian; and

•transactions in any other account or investment involving in any way any of the Company’s securities over which you exercise any direct or indirect control.

Notwithstanding the foregoing, certain prohibitions in this Section 1 do not apply to certain transactions, including:

•the exercise of vested stock options if you pay the exercise price in cash and hold the underlying shares of common stock; provided, however, the prohibitions apply (and you are subject to Blackout Periods as discussed below) to the sales of shares of the underlying common stock, which includes broker-assisted cashless exercises of stock options because shares of the underlying common stock are sold to pay for the exercise price;

•the payment of tax requirements through the Company withholding shares of common stock in connection with vesting of restricted stock, restricted stock units, and performance stock units; and

•trades pursuant to a properly executed “10b5-1 plan” approved by the Company as described below.

You must discuss with the Corporate Compliance Officer any proposed transaction that may be an exception described in bullets above to understand the scope of such exceptions and if an exception applies to your particular situation.

2.    Penalties. If you engage in any of the above activities, you may subject yourself, the Company, and its officers and directors to severe civil and criminal liability. Violation of this Insider Trading Policy may also subject you to immediate discipline by the Company, including discharge from the Company for cause, whether or not your failure to comply with this Insider Trading Policy results in a violation of law.

3.    Transactions by Family Members and Others. The prohibitions in this Insider Trading Policy also apply to your “immediate family” members, including your spouse, minor children, or anyone else living in your home. “Immediate family” also includes any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) who shares your same household and any family members who do not live in your home but whose transactions in the Company’s securities are directed by you or are subject to your influence or control. You are responsible for making sure that any transaction in securities covered by this Insider Trading Policy by any of these people complies with this Insider Trading Policy. The Company will hold you responsible for the conduct of these other persons and, moreover, the Securities and Exchange Commission (the “SEC”) and federal prosecutors may presume that trading by these other persons is based on information you supplied and may treat any such transactions as if you had traded yourself.

4.    Tipping Information to Others. You may not disclose any material non-public information to others, including your family members, friends, or social acquaintances, whether or not under circumstances that suggest that you were trying to help them make a profit or avoid a loss. This prohibition also applies whether or not you receive any benefit from the other person’s use of that information. In addition to being considered a form of insider trading, tipping is a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators, etc.) where such information may be heard by others. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority, or FINRA, use

sophisticated electronic surveillance techniques to uncover insider trading. Do not underestimate their ability to discover your actions.

5.    Material Non-Public Information. “Material” information is any information that could affect the price of, or market for, the Company’s securities or that a reasonable investor would consider important in making a decision to purchase, hold, or sell the Company’s securities (e.g., information regarding a possible merger or acquisition involving the Company). This information includes information about the Company’s ongoing business activities that have not yet been disclosed. Chances are, if you learn something that leads you to want to buy or sell the Company’s securities, that information will be considered material. It is important to keep in mind that material information can be any kind of information: information that something is likely to happen, or even just that it may happen, can be considered material. In short, any information which could reasonably affect the price of or influence a person’s decision to buy or sell the Company’s securities is “material.”

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and should be treated as material:

•changes in estimates of earnings or sales;
•quarterly or annual financial results or projections;
•stock splits or securities offerings;
•status of regulatory approvals or clearances and clinical trials;
•possible mergers and acquisitions;
•significant acquisitions or dispositions of assets;
•significant contracts and technology licenses;
•contract negotiations with a potentially significant new customer;
•changes in management;
•the introduction of new products;
•serious product adverse events, recalls, or suspensions of regulatory approvals;
•major marketing changes;
•significant litigation;
•unusual gains or losses in major operations;
•financial liquidity problems;
•establishment of a repurchase program for the Company’s securities;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations; or
•changes in auditors.

It is not possible to define all categories of material information, and you should recognize that the public, the media, and the courts may use hindsight in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt.

“Non-public” information is any information that has not been disclosed generally to the investing public. For example, a speech to an audience, a TV or radio appearance or an article in a trade magazine does not qualify as full disclosure. Therefore, “non-public” information made available in any such manner will continue to be considered “non-public” until more broadly disseminated. Disclosure by press release or in the Company’s periodic reports filed with the SEC is necessary to make the information public. Even after the Company has released information to the press and the information has been reported, at least two business days shall be allowed for the investing public to absorb and evaluate the information before you trade in the Company’s securities. Information may still be non-public even though it is widely known within the Company.

If you have any question as to whether particular information is material or non-public, you should not trade or communicate the information to anyone without prior approval by the Corporate Compliance Officer.

6.    Inadvertent Disclosure. If material non-public information is inadvertently disclosed to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Corporate Compliance Officer so that the Company may take appropriate remedial action. Under SEC rules, the Company may be required to make a public disclosure of such material non-public information as soon as reasonably practicable (but in no event after the later of 24 hours or the commencement of the next Trading Day (defined in Section 9 below)) after learning of an inadvertent disclosure of material non-public information. See the Company’s Communications and Fair Disclosure Policy for more information.

7.    Short-term, Speculative Transactions. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel, including employees, officers, and directors, when they engage in short-term or speculative securities transactions. Therefore, personnel of the Company are prohibited from engaging in any of the following activities involving the Company’s securities, except with the prior written consent of the Corporate Compliance Officer or the Board of Directors:

(a)short sales (for purposes of this Insider Trading Policy, “short sales” means any transaction in which you may benefit from a decline in the Company’s stock price);

(b)engaging in derivative transactions relating to the Company’s securities (e.g., exchange traded put or call options and forward transactions);

(c)engaging in hedging or monetization transactions with respect to the Company’s securities; and

(d)making or maintaining purchases of the Company’s securities on margin including pledging Company securities to secure a loan or other obligation.

In addition to the above, frequent trading of the Company’s securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in the Company’s securities for short-term trading profits. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged.

8.    Further Prohibitions. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Corporate Compliance Officer.

9.    Blackout Periods. All (i) members of the Company’s Board of Directors, (ii) officers of the Company, and (iii) employees of the Company (collectively, “Blackout Parties”) are prohibited from trading in the Company’s securities during blackout periods as defined below.

(a)Quarterly Blackout Periods. The quarterly release of earnings is a particularly sensitive period of time for transactions in the Company’s securities, given that Blackout Parties may possess material non-public information about the expected financial results for the quarter. Accordingly, with respect to each fiscal quarter of the Company, a “Blackout Period” begins at the close of the market on the Trading Day immediately before the fifteenth calendar day of the third fiscal month of each fiscal quarter (i.e., March 15, June 15, September 15, and December 15, as applicable) and ends at the close of business on the second Trading Day following the date of public disclosure of the financial results for such fiscal quarter. If such public disclosure occurs on a Trading Day before the markets open, then that day shall be considered the first Trading Day. If such public disclosure occurs during a Trading Day or after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure. For example, if the Company announces financial earnings before trading begins on a Monday, the first time Blackout Parties can trade in the Company’s securities is the opening of the market on Wednesday (assuming they are not aware of other material non-public information at that time). As used in this Insider Trading Policy, the term “Trading Day” shall mean a day on which Nasdaq is open for trading. The Company will inform Blackout Parties of the anticipated date of public disclosure of each quarter’s financial results upon request. Notification of the start date and end date of the Blackout Periods is distributed by the Corporate Compliance Officer or his or her designee.

(b)Other Blackout Periods. From time to time, other types of material non-public information regarding the Company (such as release of clinical trial data, negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents, or new product developments) may be pending and not be publicly disclosed. While such material non-

public information is pending, the Company may impose special blackout periods during which Blackout Parties (or a subset of Blackout Parties) are prohibited from trading in the Company’s securities. If the Company imposes a “special” Blackout Period, the Corporate Compliance Officer or his or her designee will notify the Blackout Parties affected. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the “special” Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of material non-public information.

(c)Changes to Blackout Parties and Changes/Extensions of Blackout Periods. From time to time, at the discretion of the Corporate Compliance Officer or the Board of Directors, in each case with the advice of the Company’s legal counsel, the Company may make changes to Blackout Parties and/or Blackout Periods, including, without limitation, extensions of any Blackout Periods.

(d)Trading Outside a Blackout Period. Any person possessing material non-public information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two full Trading Days, whether or not such person is subject to a Blackout Period. Trading in the Company’s securities outside of a Blackout Period or any “special” Blackout Period should not be considered a “safe harbor,” and all directors, officers, employees, and other persons should use good judgment at all times to make sure that their trades are not executed while they are in possession of material non-public information about the Company.

10.    Trading Pre-Clearance. All members of the Company’s Board of Directors, and all executive “officers” of the Company as defined by Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (each such director or executive officer, a “Section 16 Party”) must obtain pre-clearance by the Corporate Compliance Officer before engaging in any transaction involving the Company’s securities, including, but not limited to, purchases, sales, and gifts. The Corporate Compliance Officer must obtain pre-clearance by the Company’s Chief Executive Officer (or if the Company’s Chief Executive Officer is serving as the Corporate Compliance Officer, by the Company’s Chief Accounting Officer) before engaging in any transaction involving the Company’s securities. In certain circumstances, other Blackout Parties may be asked to pre-clear with the Corporate Compliance Officer all proposed transactions in the Company’s securities before initiating such transactions.

A request for pre-clearance must be in writing (email is sufficient), should be made at least two business days in advance of the proposed transaction, and include a description of the proposed transaction, the proposed date of the transaction, the number of shares of common stock or other securities involved, and a statement that you are not aware of any material non-public information about the Company.

The Corporate Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this Insider Trading Policy. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Corporate Compliance Officer.

If a request for pre-clearance is approved, the Section 16 Party (or other person who may be subject to pre-clearance) will have until the end of three full Trading Days after the preclearance is granted to execute the transaction (or, if sooner, before commencement of a quarterly or event-specific Blackout Period). If a precleared transaction does not occur within such time period, then additional preclearance shall be required before the trade, or any remaining incomplete portion of the trade can occur. Under no circumstance may a Section 16 Party (or other person who may be subject to pre-clearance) trade while aware of material non-public information about the Company, even if pre-cleared. Thus, if a pre-cleared party becomes aware of material non-public information after receiving pre-clearance, but before the trade has been executed, the party must not proceed with the pre-cleared transaction.

The Company’s approval of any particular transaction under this pre-clearance procedure does not insulate any Section 16 Party (or other person who may be subject to pre-clearance) from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about the Company rests with that individual in all cases.

11.    Section 16 Compliance; Pre-Planned Trading Programs. The Company’s Section 16 Parties and holders of 10% or more of the Company’s outstanding common stock are subject to additional restrictions under Section 16 of the Exchange Act and have additional disclosure obligations and trading restrictions (including the short-swing restrictions discussed in Section 12 below) that are applicable notwithstanding that a transaction is otherwise permitted or has been precleared under this Insider Trading Policy. These individuals and employees in general have the ability to adopt a pre-planned trading program subject to the terms and conditions described in Attachment 1 hereto. If you are a Section 16 Party or a holder of 10% or more of the Company’s outstanding common stock, under certain circumstances you must file a Rule 144 form with the SEC if you intend to sell stock within the next 90 days. You also must report any changes in your stock ownership position, including equity awards granted under an option plan and bona fide gifts, by filing a Form 4 with the SEC within two (2) business days of the date upon which your ownership position changed.

12.    Short-Swing Transactions. Section 16 Parties must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that executive officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares (including a sale pursuant to a broker’s cashless option exercise) generally is a sale under Section 16.

13.    Confidentiality Guidelines. All directors, officers, employees, and consultants of the Company are prohibited from revealing material non-public information to third parties who may engage in trading activities, and from making buy or sell recommendations to third parties based upon such information. If you are in possession of material non-public information, your family members and close friends may also be deemed to be in possession of such information, regardless of whether they have actual knowledge of the information (that is, it would be difficult to prove they did not have actual knowledge). Consequently, they could also be liable for violations of the insider trading laws if they trade during a time in which you are prohibited from trading, regardless of whether they actually knew the material non-public information at that time. To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines with which you should familiarize yourself. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from the Corporate Compliance Officer before you act. Do not try to resolve any uncertainties on your own.

The following guidelines establish procedures with which every director, officer, employee, and consultant should comply in order to maximize the security of confidential information:

(a)Use passwords to restrict access to information on computers.

(b)Limit access to particular physical areas where material non-public information is likely to be documented or discussed.

(c)Do not discuss any Company matter in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.

(d)Do not participate in or post on any Internet site or other mode of communication that is available to members of the public (including message or bulletin boards) any material non-public information regarding the Company.

(e)Maintain records in accordance with any applicable document retention policy of the Company.

Please keep in mind that any written or verbal statement that would be prohibited under the law or under this Insider Trading Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about the Company or material non-public information with respect to other companies that you come into possession of as a director, officer, employee, or consultant of the Company.

14.    Authorized Disclosure of Material Non-Public Information. Under certain circumstances, the Corporate Compliance Officer may authorize the immediate release of material non-public information. If disclosure is authorized, the form and content of all public disclosures shall be precleared pursuant to the terms of the Company’s Communications and Fair Disclosure Policy. In the cases of material non-public information which is not disclosed, such information is not to be disclosed or discussed except on a strict “need-to-know” basis. All requests for information, comments, or interviews (other than routine product inquiries) made to any officer, director, or employee of the Company should be directed to the Chief Executive Officer and the Corporate Compliance Officer, who will clear all proposed responses, which must be in compliance with the Company’s Communications and Fair Disclosure Policy. It is anticipated that most questions raised can be answered by the Chief Executive Office or the Corporate Compliance Officer or another Company representative to whom the Corporate Compliance Officer refers the request. All directors, officers, and employees must comply with the Company’s Communications and Fair Disclosure Policy and should not respond to such requests directly, unless expressly instructed otherwise by the Corporate Compliance Officer. In particular, great care should be taken not to comment on the Company’s expected future financial results. If the Company wishes to give some direction to investors or securities professionals, it must do so only in compliance with the Company’s Communications and Fair Disclosure Policy. All communications with representatives of the media and securities analysts shall be done only in compliance with the Company’s Communications and Fair Disclosure Policy.

15.    Post-Employment Transactions. The portions of this Insider Trading Policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in the Company’s securities even after termination of employment or association with the Company. If an individual is in possession of material non-public information when his or her service terminates, or if the Company and that individual is in a Blackout Period at the time of termination, that individual may not trade in the Company’s securities or disclose the material non-public information to anyone else until any such material non-public information has become public or is no longer material and/or the Company’s Blackout Period has ended in accordance with this Insider Trading Policy.

16.    Company Assistance. If you have any questions about specific information or proposed transactions, or as to the applicability or interpretation of this Insider Trading Policy or the propriety of any desired action, you are encouraged to contact the Corporate Compliance Officer.

Updated as of August 2, 2024

Attachment 1

RULE 10B5-1 PRE-PLANNED TRADING PROGRAMS

1.Introduction

This Rule 10b5-1 Pre-Planned Trading Programs attachment to the Insider Trading Policy contains certain basic principles and policies concerning the trading by officers, directors, and employees of the Company (each a “person” for purposes of this attachment only) in the securities of the Company under pre-planned trading programs in compliance with Rule 10b5-1 under the Exchange Act.

Notwithstanding any other guidelines contained in the Insider Trading Policy to the contrary, it shall not be a violation of the Insider Trading Policy for a person to sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future which pre-planned trading programs (i) are in compliance with
Rule 10b5-1 under the Exchange Act, and (ii) have been precleared in advance, in writing (email is sufficient), by the Corporate Compliance Officer or his or her designee. The following principles and policies apply to this exception to the Insider Trading Policy:

(a)Before becoming aware of any material non-public information, a person must enter into a binding contract to purchase or sell securities of the Company, instruct another person to purchase or sell securities of the Company for the person’s account, or adopt a written plan for purchasing or selling such securities (a “Trading Program”).

(b)The Trading Program must contain one of the following: (1) specify the Amounts, Prices, and Dates of the transaction(s) in the Company’s securities, or (2) include a written formula, algorithm, or computer program for determining Amounts, Prices, and Dates for the transaction(s). The Trading Program shall not permit the person to exercise any subsequent influence over how, when, or whether to make purchases or sales of the Company’s securities (and any other person exercising such influence under the Trading Program must not be aware of material non-public information when doing so).

For the purposes of a Trading Program, the following definitions apply:

•“Amount” means a specified number of securities or a specified dollar value of securities.

•“Price” means a market price on a particular date or a limit price, or a particular dollar price.

•“Date” means the day of the year when the order is to be executed, or as soon thereafter as is practical under ordinary principles of best execution. In case of a limit order, “date” means the day of the year when the order is in force.
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(c)The Trading Program shall include a representation at the time of adoption or modification, certifying that (i) the person is not aware of material non-public information about the Company or its securities, and (ii) the person is adopting the Trading Program in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.

(d)No transaction may be made under any Trading Program: (i) for any Section 16 Party until the later of (a) 90 days after implementation or modification of the Trading Program, or (b) two business days following disclosure of the Company’s financial results in a periodic report for the fiscal quarter (or fiscal year in case of a Form 10-K) in which the Trading Program was adopted; or (ii) for any person, who is not a Section 16 Party, until 30 days after the implementation or modification of the Trading Program.

(e)The Trading Program cannot be entered into as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act. All persons entering into a Trading Program must act in good faith with respect to the Trading Program throughout the duration of the Trading Program. Therefore, although modifications to an existing Trading Program are not prohibited, a Trading Program should be adopted with the intention that it will be amended or modified infrequently, if at all, since changes to the Trading Program could raise issues as to the individual’s good faith.

(f)No person purchasing or selling securities under a Trading Program may take (or modify existing) hedging positions to account for his or her planned purchases or sales.

(g)Subject to limited exceptions, all persons are prohibited from having more than one Trading Program under Rule 10b5-1 under the Exchange Act in effect at the same time.

(h)All persons are limited to one Trading Program designed to effect an open market purchase or sale of the total amount of securities subject to the Trading Program as a single transaction in any 12-month period.

(i)Any person wishing to proceed under the Trading Program exception (or to modify or terminate a previously adopted Trading Program) must first obtain written preclearance (email is sufficient) from the Corporate Compliance Officer or his or her designee and the Corporate Compliance Officer must obtain preclearance from the Chief Executive Officer (or if the Chief Executive Officer is serving as the Corporate Compliance Officer, the Chief Accounting Officer). This preclearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including Rule 10b5-1 under the Exchange Act) and the Insider Trading Policy and to determine if the proposed Trading Program is in the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to avail him or herself of this exception. The Company therefore reserves the right to preclear or not preclear any proposed Trading Program (or the modification of any existing Trading Program) in its sole and absolute discretion based on, among other factors, policies and
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criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Program on any actual or prospective transactions (including the distribution of securities) to which the Company is or may be a party.

(j)Any proposed Trading Program (or modification of any existing Trading Program) must include the following elements, as well as such additional terms and conditions as the Company may require from time to time:

•There is no undisclosed material non-public information at the time a person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program). If there is any such undisclosed information, the Company may delay its preclearance of the Trading Program until the information has been disclosed. The Company will also require an interval between the adoption of the Trading Program and the first trade under such Trading Program as set forth in (d) above. An amendment to an existing Trading Program is considered a termination of the old Trading Program and the adoption of a new Trading Program and therefore triggers a cooling-off period as set forth in (d) above.

•The proposed Trading Program contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16 of the Exchange Act, (ii) SEC Rule 144 or Rule 145 under the Securities Act of 1933, as amended, relating to any sales under the Trading Program, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a precleared Trading Program, under applicable law or in connection with a distribution by the Company of securities, including without limitation lock up or affiliate letters required in connection with a proposed merger, acquisition, or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self-regulated organization that promulgates rules to which the Company is subject from time to time).

(k)Under appropriate circumstances, the Company may wish to make a public announcement of the Trading Program at the time of adoption.

(l)Each person understands that the preclearance or adoption of a Trading Program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, if applicable, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel prior to entering into a Trading Program.

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